Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Ritar Power Corp.

We hereby consent to the use of our report dated March 27, 2008 with respect to the consolidated financial statements of China Ritar Power Corp. for the years ended December 31, 2007 and 2006 included in the Annual Report on Form 10-K of China Ritar Power Corp. filed with the Securities and Exchange Commission on or about March 26, 2009.  We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
March 26, 2009